Exhibit (a)(1)(iv)

OFFER BY

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (THE “FUND”)

TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

AUCTION PREFERRED SHARES:

SERIES M (01864V203)

SERIES T (01864V302)

SERIES W (01864V401)

SERIES TH (01864V500)

AT 94% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $23,500 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED

THROUGH THE TERMINATION DATE

July 27, 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed to act as Depositary (as defined in the Offer to Purchase) in connection with the offer by the Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of the Fund’s Auction Preferred Shares, Series M, Series T, Series W and Series TH, par value $0.001 per share (the “Preferred Stock”), at 94% of the liquidation preference of $25,000 per share (or $23,500 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on August 24, 2015, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the offer to purchase dated July 27, 2015 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”).

We are asking you to contact your clients for whom you hold the Fund’s Preferred Stock registered in your name (or in the name of your nominee) or who hold the Fund’s Preferred Stock registered in their own names. Please bring the Offer to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Purchase dated July 27, 2015;

2. Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Preferred Stock and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) by the Termination Date (as defined in the Offer to Purchase);

4. A form of letter which may be sent to your clients for whose accounts you hold the Fund’s Preferred Stock registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer.

A Notice of Withdrawal to be used to withdraw previously tendered Preferred Stock will be provided by Georgeson Inc., the Information Agent for the Offer, at (866) 431-2096 upon request.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. THE FUND’S OFFER AND WITHDRAWAL RIGHTS TERMINATE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 24, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer is not being made to, nor will the Fund accept tenders from, holders of Preferred Stock in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Fund will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent (as defined in the Offer to Purchase) or the Depositary (as defined in the Offer to Purchase)) for soliciting tenders of Preferred Stock pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock transfer taxes applicable to its purchase of Preferred Stock pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 3, “Procedures for Tendering Preferred Stock,” of the Offer to Purchase.

In order to accept the Offer, any required documents, should be received by the Depositary by 5:00 p.m., New York City time, on August 24, 2015.

In order to facilitate the Offer and any auctions for Preferred Stock that may remain outstanding after the Offer is completed, when you tender Preferred Stock on behalf of your clients you will need to provide additional contact information for your auction department and/or the broker-dealer who submits auction instructions for the Preferred Stock on your behalf. Should you be unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement. Please contact Georgeson Inc., the Information Agent for the Offer, at (866) 431-2096 with any questions.

Neither the Fund nor the Fund’s Board of Directors make any recommendation to any holder of Preferred Stock as to whether to tender all or any Preferred Stock.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

The Bank of New York Mellon, as Depositary

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU AN AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.